Marathon Petroleum Corporation Reports Second-Quarter 2017 Results

•
Reported second-quarter earnings of $515 million, or $1.00 per diluted share, including a net charge of $0.03 per diluted share related to estimated losses for litigation matters partially offset by Sandpiper asset liquidation gains

•	Achieved record second-quarter segment income at Speedway

•	Continuing execution of strategic actions, including next dropdown targeted in third quarter of 2017

•	Increased quarterly dividend by 11 percent, to $0.40 per share

•	Returned $936 million of capital to shareholders, including $750 million in share repurchases

FINDLAY, Ohio, July 27, 2017 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2017 second-quarter earnings of $515 million, or $1.00 per diluted share. Second-quarter 2017 earnings include a charge of $0.05 per diluted share related to estimated losses for ongoing litigation matters and a benefit of $0.02 per diluted share related to the company’s share of a gain on asset liquidations related to its investment in the canceled Sandpiper Pipeline project.

This compares with $801 million, or $1.51 per diluted share, in the second quarter of 2016. Second-quarter 2016 earnings included a benefit of $0.47 per diluted share related to the reversal of the company’s lower of cost or market (LCM) inventory valuation reserve. The 2016 earnings also included a charge of $0.03 per diluted share related to an impairment of an equity method investment held by MPC’s sponsored master limited partnership, MPLX LP (NYSE: MPLX).

“We delivered strong operational and financial performance for our shareholders in the second quarter,” said Gary R. Heminger, chairman and chief executive officer. “MPC continues to focus on driving results while delivering on the strategic actions designed to further enhance shareholder value.”

MPC completed the first of several planned strategic dropdowns in the first quarter and utilized a substantial portion of after-tax cash proceeds from the transaction to repurchase shares. In the third quarter, MPC is targeting the dropdown of its joint-interest ownership in certain pipelines and storage facilities to MPLX. These assets are projected to generate approximately $135 million of annual adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).(1) Work remains on schedule to prepare the remaining assets, with annual EBITDA of approximately $1 billion, for dropdown to MPLX no later than the end of the first quarter of 2018. MPC also expects to complete the ongoing review of Speedway by the end of the third quarter.

Speedway reported record second-quarter segment income from operations of $239 million, $46 million higher than the previous record set in the second quarter of 2016, and $71 million higher when excluding the LCM benefit. Record results were driven by higher light-product and merchandise gross margins in the quarter.

“Speedway delivered another exceptional quarter,” Heminger said. “We expect to continue driving marketing enhancement opportunities as we build new stores, remodel stores and rebuild existing locations across our network.”

The Midstream segment, including MPLX, contributed $332 million in income from operations. The increase over the second quarter of last year was primarily due to an increase in processing and fractionation activity in the Marcellus shale. Total processed and fractionated volumes increased 14 percent and 20 percent, respectively, in the second quarter versus prior year, setting new volume records for the partnership.

In early July, the partnership’s Utica build-out projects, including the newly constructed Harpster-to-Lima pipeline, became fully operational. In combination with the Cornerstone Pipeline, these projects create additional fee-based revenue for the partnership and new access for Utica and Marcellus shale producers by moving condensate and natural gasoline to refineries throughout the Midwest. MPLX is currently constructing additional connectivity and expanding pipelines to provide more optionality for Midwest refiners.

In addition to expansion in the Marcellus and Utica, where the partnership is the largest processor and fractionator by volume, MPLX continues construction of the Argo gas processing plant in the Delaware basin. In July, the partnership began construction of an additional gas processing plant to support growth in the STACK shale play of Oklahoma. The new facility, named the Omega plant, is expected to enter service in mid-2018.

“We are very pleased with MPLX’s financial and operational results, which demonstrate the substantial and growing value the partnership represents to the total enterprise,” Heminger said. “MPLX is well-positioned with a robust portfolio of organic projects in some of the most prolific and economic shale plays in the United States. We remain confident in MPLX’s compelling value proposition to investors.”

The Refining & Marketing segment reported second-quarter segment income from operations of $562 million, driven by higher LLS-based blended crack spreads and record throughput at MPC’s Garyville and Galveston Bay refineries, enabled by the significant turnaround work in the first quarter. These benefits were more than offset by higher crude oil and feedstock acquisition costs, primarily due to lower sweet/sour crude oil price differentials.

“Looking forward, we believe the U.S. and global macroeconomic picture remains favorable and we expect good underlying economic growth will continue to support strong demand for our products,” Heminger said. “With top-tier, strategically located assets with export access, MPC is well-positioned to meet the energy needs of the markets and to continue to drive long-term value for shareholders.”

During the second quarter, the company returned $936 million to shareholders through dividends and share repurchases. As part of the strategic actions, after-tax cash proceeds from the first-quarter dropdown supported substantial share repurchase activity, including $750 million in the second quarter and $1.2 billion year-to-date.

On July 26, the MPC board of directors announced an 11 percent increase in the quarterly dividend, to $0.40 per share. This represents a 26 percent compound annual growth rate in the dividend since becoming an independent company six years ago, demonstrating continued confidence in the cash-flow generation of the business.

(1)	Adjusted EBITDA with respect to anticipated joint-interest acquisitions is calculated as cash distributions adjusted for maintenance capital, growth capital and financing activities.

Segment Results

Total income from operations was $1.03 billion in the second quarter of 2017, compared with $1.32 billion in the second quarter of 2016.

	Three Months Ended June 30
(In millions)	2017	2016
Income from Operations by Segment
Refining & Marketing(a)	$562	$1,025
Speedway	239	193
Midstream(a)	332	253
Items not allocated to segments:
Corporate and other unallocated items(a)	(83)	(64)
Pension settlement expenses	(1)	(2)
Litigation	(40)	—
Impairments	19	(90)
Income from operations	$1,028	$1,315

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective Jan. 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

Refining & Marketing
Refining & Marketing (R&M) segment income from operations was $562 million in the second quarter of 2017, compared with $1.03 billion in the same quarter of 2016. The second quarter of 2016 includes a $360 million non-cash benefit related to the reversal of the company’s lower of cost or market (LCM) inventory valuation reserve. Excluding the LCM benefit, the decrease in quarter-over-quarter segment results was primarily due to a $1.41 per barrel decrease in the R&M gross margin. The favorable effect of higher blended LLS-based crack spreads was more than offset by unfavorable crude oil and feedstock acquisition costs, primarily due to lower sweet/sour crude oil price differentials and less favorable product price realizations as compared to spot market reference prices.
The U.S. Gulf Coast (USGC) and Chicago LLS blended 6-3-2-1 crack spread increased from $7.66 per barrel in the second quarter of 2016 to $9.18 per barrel in the second quarter of 2017, primarily due to increases in USGC crack spreads.

Speedway
Speedway segment income from operations was $239 million in the second quarter of 2017, compared with $193 million in the second quarter of 2016. The second quarter of 2016 includes a $25 million non-cash benefit related to the reversal of the company’s lower of cost or market (LCM) inventory valuation reserve. Excluding the LCM benefit, the increase in quarter-over-quarter segment results was primarily due to higher light product margin, reduced operating expenses and higher merchandise gross margin. Segment results also benefited from Speedway’s new joint venture with Pilot Flying J, which commenced in the fourth quarter of 2016. Speedway’s light product margin increased to 18.35 cents per gallon in the second quarter of 2017 from 15.49 cents per gallon in the second quarter of 2016.

Midstream
Midstream segment income from operations, which includes MPLX as well as other related operations, was $332 million in the second quarter of 2017, compared with $253 million for the second quarter of 2016. The increase was primarily due to increased earnings from natural gas and NGL processing and fractionation, primarily driven by higher volumes and changes in natural gas and NGL prices; earnings from the recently acquired Ozark pipeline system; and increased earnings from pipeline equity method investments.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $83 million in the second quarter of 2017 were $19 million higher than the second quarter of 2016, largely due to an increase in certain employee benefit expenses along with lower allocation of corporate costs to the segments.

In the second quarter of 2017, the company recognized estimated losses of $40 million related to ongoing litigation matters. Our assessment is subject to change based on the current stage of these matters. Impairments in the second quarter of 2017 included a benefit of $19 million related to MPC’s share of a gain on asset liquidations related to its investment in the canceled Sandpiper Pipeline project.

Strong Financial Position and Liquidity

On June 30, 2017, the company had $1.2 billion of cash and cash equivalents, excluding MPLX’s cash and cash equivalents of $293 million, $2.5 billion available under a revolving credit agreement expiring in July 2020, $1 billion available under a 364-day bank revolving credit facility expiring in July 2017, and full availability under its $750 million trade receivables securitization facility. On July 21, 2017, the company replaced its existing bank revolving credit facilities with a new five-year $2.5 billion bank revolving credit facility expiring in July 2022 and a new 364-day $1 billion bank revolving credit facility expiring in July 2018. The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 9 a.m. EDT today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-888-282-1746 (confirmation number 8778419) or by visiting MPC’s website at
http://www.marathonpetroleum.com and clicking on the “2017 Second-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Aug. 10. Financial information, including the earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,600 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s second-largest convenience store chain, with approximately 2,730 convenience stores in 21 states. MPC owns, leases or has ownership interests in approximately 10,800 miles of crude and light product pipelines. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. Through MPLX, MPC has ownership interests in gathering and processing facilities with approximately 5.6 billion cubic feet per day of gathering capacity, 7.8 billion cubic feet per day of natural gas processing capacity and 570,000 barrels per day of fractionation capacity. MPC’s fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company’s distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Denice Myers (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation (“MPC“) and MPLX LP (“MPLX”). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as “anticipate,”" “believe,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “pursue,” “prospective,” “predict,” “project,” “potential,” “seek,” “strategy,” “target,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives, and other risks described below with respect to MPLX; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including an increase of the current yield on common units, adversely affecting MPLX’s ability to meet its distribution growth guidance; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; changes to MPLX’s capital budget; other risk factors inherent to MPLX’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC’s Form 10-K or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per-share data)	2017	2016	2017	2016
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$18,033	$16,809	$34,167	$29,563
Sales to related parties	147	2	301	3
Income (loss) from equity method investments	83	(50)	140	(28)
Net gain on disposal of assets	7	—	12	25
Other income	84	29	127	57
Total revenues and other income	18,354	16,790	34,747	29,620
Costs and expenses:
Cost of revenues (excludes items below)	14,175	12,830	27,308	22,531
Purchases from related parties	150	124	272	231
Inventory market valuation adjustment	—	(385)	—	(370)
Consumer excise taxes	1,926	1,893	3,739	3,719
Impairment expense	—	1	—	130
Depreciation and amortization	521	500	1,057	990
Selling, general and administrative expenses	439	401	828	779
Other taxes	115	111	223	220
Total costs and expenses	17,326	15,475	33,427	28,230
Income from operations	1,028	1,315	1,320	1,390
Net interest and other financial income (costs)	(158)	(137)	(308)	(279)
Income before income taxes	870	1,178	1,012	1,111
Provision for income taxes	264	395	305	406
Net income	606	783	707	705
Less net income (loss) attributable to:
Redeemable noncontrolling interest	17	9	33	9
Noncontrolling interests	74	(27)	129	(106)
Net income attributable to MPC	$515	$801	$545	$802

Per-share data
Basic:
Net income attributable to MPC per share	$1.00	$1.51	$1.05	$1.52
Weighted average shares:	513	528	519	528
Diluted:
Net income attributable to MPC per share	$1.00	$1.51	$1.04	$1.51
Weighted average shares:	517	531	523	531
Dividends paid	$0.36	$0.32	$0.72	$0.64

Supplemental Statistics (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Income from Operations by segment
Refining & Marketing(a)(b)	$562	$1,025	$492	$939
Speedway(b)	239	193	374	360
Midstream(a)	332	253	641	442
Items not allocated to segments:
Corporate and other unallocated items(a)	(83)	(64)	(165)	(129)
Pension settlement expenses	(1)	(2)	(1)	(3)
Litigation	(40)	—	(40)	—
Impairments(c)	19	(90)	19	(219)
Income from operations	1,028	1,315	1,320	1,390
Net interest and other financial income (costs)	(158)	(137)	(308)	(279)
Income before income taxes	870	1,178	1,012	1,111
Provision for income taxes	264	395	305	406
Net income	606	783	707	705
Less net income (loss) attributable to:
Redeemable noncontrolling interest	17	9	33	9
Noncontrolling interests	74	(27)	129	(106)
Net income attributable to MPC	$515	$801	$545	$802

Capital Expenditures and Investments
Refining & Marketing	$180	$262	$372	$505
Speedway	78	70	113	120
Midstream(d)	494	419	1,564	769
Corporate and Other(e)	32	36	60	77
Total	$784	$787	$2,109	$1,471

(a)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective January 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(b)
Includes non-cash LCM inventory valuation benefit of $385 million for the second quarter 2016 and $370 million for the six months ended June 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $360 million and $25 million, respectively, for the second quarter 2016 and $345 million and $25 million, respectively, for the six months ended June 30, 2016.

(c)
Includes MPC's share of a gain related to its investment in the canceled Sandpiper pipeline project in the three and six months ended June 30, 2017, and impairments of an equity method investment and goodwill in the three and six months ended June 30, 2016.

(d)	Includes $220 million for the acquisition of the Ozark pipeline and an investment of $500 million in MarEn Bakken related to the Bakken Pipeline system in the six months ended June 30, 2017.

(e)	Includes capitalized interest of $14 million, $15 million, $26 million and $32 million respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,370	2,348	2,228	2,253
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,358	2,339	2,215	2,244
R&M gross margin (dollars per barrel)(c)	$11.32	$12.73	$11.47	$11.35
Crude oil capacity utilization (percent)(d)	103	96	93	93
Refinery throughputs (mbpd):(e)
Crude oil refined	1,864	1,728	1,688	1,665
Other charge and blendstocks	159	161	179	167
Total	2,023	1,889	1,867	1,832
Sour crude oil throughput (percent)	62	61	64	61
WTI-priced crude oil throughput (percent)	20	21	18	20
Refined product yields (mbpd):(e)
Gasoline	922	919	895	909
Distillates	665	628	605	599
Propane	38	36	33	34
Feedstocks and special products	331	249	277	241
Heavy fuel oil	34	34	32	32
Asphalt	70	60	63	53
Total	2,060	1,926	1,905	1,868
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.01	$1.16	$1.96	$1.77
Depreciation and amortization	1.39	1.43	1.50	1.48
Other manufacturing(g)	3.84	3.95	4.24	4.05
Total	$6.24	$6.54	$7.70	$7.30
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(h)
Crude oil refined	1,147	1,104	999	1,048
Other charge and blendstocks	218	195	220	206
Total	1,365	1,299	1,219	1,254
Sour crude oil throughput (percent)	74	74	78	74
WTI-priced crude oil throughput (percent)	12	9	8	6
Refined product yields (mbpd):(h)
Gasoline	537	547	518	540
Distillates	432	434	371	404
Propane	27	28	24	26
Feedstocks and special products	360	282	302	281
Heavy fuel oil	23	23	20	21
Asphalt	19	19	17	14
Total	1,398	1,333	1,252	1,286
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$0.91	$0.98	$2.40	$1.77
Depreciation and amortization	1.10	1.08	1.21	1.12
Other manufacturing(g)	3.45	3.44	3.96	3.59
Total	$5.46	$5.50	$7.57	$6.48

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(h)
Crude oil refined	717	624	689	617
Other charge and blendstocks	28	36	30	37
Total	745	660	719	654
Sour crude oil throughput (percent)	42	38	43	39
WTI-priced crude oil throughput (percent)	34	43	32	43
Refined product yields (mbpd):(h)
Gasoline	385	372	377	369
Distillates	233	194	234	195
Propane	12	10	10	10
Feedstocks and special products	56	35	45	34
Heavy fuel oil	12	11	12	11
Asphalt	51	41	46	39
Total	749	663	724	658
Refinery direct operating costs ($/barrel):(f)
Planned turnaround and major maintenance	$1.06	$1.38	$1.02	$1.57
Depreciation and amortization	1.76	1.98	1.84	2.01
Other manufacturing(g)	4.13	4.53	4.31	4.44
Total	$6.95	$7.89	$7.17	$8.02
Speedway Operating Statistics(i)
Convenience stores at period-end	2,729	2,773
Gasoline and distillate sales (millions of gallons)	1,475	1,547	2,868	3,030
Gasoline and distillate gross margin (dollars per gallon)(j)	$0.1835	$0.1549	$0.1704	$0.1614
Merchandise sales (in millions)	$1,271	$1,287	$2,398	$2,439
Merchandise gross margin (in millions)	$371	$369	$691	$699
Merchandise gross margin percent	29.2%	28.7%	28.8%	28.7%
Same store gasoline sales volume (period over period)	(0.5)%	0.3%	(0.8)%	0.7%
Same store merchandise sales (period over period)(k)	2.1%	2.0%	2.1%	2.5%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	3,439	2,940	3,165	2,873
Terminal throughput (mbpd)(m)	1,489	1,503	1,456	1,503
Gathering system throughput (million cubic feet per day)(n)	3,326	3,288	3,255	3,316
Natural gas processed (million cubic feet per day)(n)	6,292	5,529	6,212	5,582
C2 (ethane) + NGLs fractionated (mbpd)(n)	387	322	377	321

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail customers.

(b)	Includes intersegment sales.

(c)
Excludes LCM inventory valuation adjustments. Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs. Comparable prior period information for gross margin has been recast in connection with the contribution of certain pipeline assets to MPLX on March 1, 2017.

(d)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(e)	Excludes inter-refinery volumes of 87 mbpd and 70 mbpd for second quarter 2017 and 2016, respectively and 71 mbpd and 76 mbpd for the six months ended June 30, 2017 and 2016, respectively.

(f)	Per barrel of total refinery throughputs.

(g)	Includes utilities, labor, routine maintenance and other operating costs.

(h)	Includes inter-refinery transfer volumes.

(i)
Second quarter and year-to-date 2017 operating statistics do not reflect any information for the 41 travel centers contributed to PFJ Southeast, whereas they are reflected in the second quarter and year-to-date 2016 operating statistics.

(j)
Excludes LCM inventory valuation adjustments. The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes.

(l)	Includes common-carrier pipelines and private pipelines contributed to MPLX, excluding equity method investments.

(m)	Includes the results of the terminal assets contributed to MPLX from the date the assets became a business, April 1, 2016.

(n)	Includes amounts related to unconsolidated equity method investments on a 100% basis.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2017	2016	2017	2016
Segment EBITDA(a)
Refining & Marketing(b)(c)	$834	$1,286	$1,031	$1,473
Speedway(c)	304	262	503	492
Midstream(b)	500	406	1,000	735
Total Segment EBITDA(a)	1,638	1,954	2,534	2,700
Total segment depreciation & amortization	(505)	(483)	(1,027)	(959)
Items not allocated to segments(b)(d)	(105)	(156)	(187)	(351)
Income from operations	1,028	1,315	1,320	1,390
Net interest and other financial income (costs)	(158)	(137)	(308)	(279)
Income before income taxes	870	1,178	1,012	1,111
Income tax provision	264	395	305	406
Net income	606	783	707	705
Less net income (loss) attributable to:
Redeemable noncontrolling interest	17	9	33	9
Noncontrolling interests	74	(27)	129	(106)
Net income attributable to MPC	$515	$801	$545	$802

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
In the first quarter of 2017, segment reporting was revised in connection with the contribution of certain terminal, pipeline and storage assets to MPLX. The results related to these assets are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. The results for the pipeline and storage assets were recast effective January 1, 2015, and the results for the terminal assets were recast effective April 1, 2016. Prior to these dates these assets were not considered businesses and therefore there are no financial results from which to recast segment results.

(c)
Includes non-cash LCM inventory valuation benefit of $385 million for the second quarter 2016 and $370 million for the six months ended June 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $360 million and $25 million, respectively, for the second quarter 2016 and $345 million and $25 million, respectively, for the six months ended June 30, 2016.

(d)
Includes charges for estimated losses of $40 million related to litigation and MPC's share of a gain related to its investment in the canceled Sandpiper pipeline project of $19 million in the three and six months ended June 30, 2017 and impairment charges of $90 million and $219 million recorded by MPLX in the second quarter of 2016 and the first six months of 2016, respectively.

Select Financial Data (Unaudited)

(In millions)	June 30 2017	March 31 2017
Cash and cash equivalents	$1,450	$2,167
MPLX debt	6,667	6,655
Total consolidated debt	12,606	12,598
Redeemable noncontrolling interest	1,000	1,000
Equity	19,596	19,797
Debt-to-total-capital ratio (percent)	38	38
Shares outstanding	506	519

Cash provided from operations (quarter ended)	$849	$1,113